CONSENT OF
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 of our report dated April 9, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph stating that effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections), which appears on page F-1 of the Annual Report on Form 10-KSB of Secured Digital Applications, Inc. for the year ended December 31, 2003.






HORWATH GELFOND HOCHSTADT PANGBURN, P.C.
Denver, Colorado
June 25, 2004